EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The Company has two subsidiaries, Socket Communications Europe SARL, and Socket Communications K.K., but does not consider them to be significant subsidiaries as defined in Rule 601 of Regulation S-K, of the Securities Act of 1933, as amended.